UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 23, 2011

Patterson-UTI Energy, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22664	75-2504748
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

450 Gears Road, Suite 500, Houston, Texas		77067
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-765-7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03 Material Modifications to Rights of Security Holders.

Effective as of October 23, 2011, the Rights Agreement dated January 2, 1997 between Patterson-UTI Energy, Inc. (the "Company") and Continental Stock Transfer & Trust Company (as amended, the "Rights Agreement") expired in accordance with its terms. The Rights Agreement provided common stockholders of the Company with the right to purchase shares of Series A Participating Preferred Stock ("Series A Preferred Stock") upon the terms and subject to the conditions set forth in the Rights Agreement. As a result, the stock purchase rights under the Rights Agreement have been terminated and are no longer effective.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the expiration of the Rights Agreement described in Item 3.03 above, the Company filed a certificate of elimination with the Secretary of State of the State of Delaware on October 26, 2011. The certificate of elimination, which was effective upon filing, eliminated from the restated certificate of incorporation of the Company all matters set forth in the certificate of designation with respect to the Series A Preferred Stock. No shares of the Series A Preferred Stock were issued or outstanding at the time of the filing of the certificate of elimination. A copy of the certificate of elimination is attached hereto as Exhibit 3.1 and is incorporated into this Item 5.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1 Certificate of Elimination with Respect to Series A Participating Preferred Stock of Patterson-UTI Energy, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patterson-UTI Energy, Inc.

October 27, 2011	By:	/s/John E. Vollmer III

Name: John E. Vollmer III
Title: Senior Vice President - Corporate Development, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

3.1	Certificate of Elimination with Respect to Series A Participating Preferred Stock of Patterson-UTI Energy, Inc.